Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-285159

Thermo Fisher Scientific Inc.

$1,000,000,000 4.215% Senior Notes due 2031 (the “2031 Notes”)
$750,000,000 4.550% Senior Notes due 2033 (the “2033 Notes”)
$1,300,000,000 4.902% Senior Notes due 2036 (the “2036 Notes”)
$750,000,000 5.546% Senior Notes due 2046 (the “2046 Notes”)

February 9, 2026

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.
Securities:	4.215% Senior Notes due 2031 4.550% Senior Notes due 2033 4.902% Senior Notes due 2036 5.546% Senior Notes due 2046

Aggregate Principal Amount:	2031 Notes: $1,000,000,000 2033 Notes: $750,000,000 2036 Notes: $1,300,000,000 2046 Notes: $750,000,000

Stated Maturity Date:	2031 Notes: February 12, 2031 2033 Notes: June 15, 2033 2036 Notes: February 12, 2036 2046 Notes: February 12, 2046

Issue Price:	2031 Notes: 100.000% of the principal amount 2033 Notes: 99.783% of the principal amount 2036 Notes: 100.000% of the principal amount 2046 Notes: 100.000% of the principal amount

Coupon (Interest Rate):	2031 Notes: 4.215% per annum 2033 Notes: 4.550% per annum 2036 Notes: 4.902% per annum 2046 Notes: 5.546% per annum

Yield to Maturity:	2031 Notes: 4.215% 2033 Notes: 4.586% 2036 Notes: 4.902% 2046 Notes: 5.546%

Benchmark Treasury:	2031 Notes: UST 3.750% due January 31, 2031 2033 Notes: UST 4.000% due January 31, 2033 2036 Notes: UST 4.000% due November 15, 2035 2046 Notes: UST 4.625% due November 15, 2045

Benchmark Treasury Price and Yield:	2031 Notes: 100-00 ¾ / 3.745% 2033 Notes: 100-06+ / 3.966% 2036 Notes: 98-12+ / 4.202% 2046 Notes: 97-26+ / 4.796%

Spread to Benchmark Treasury Yield:	2031 Notes: 47 basis points 2033 Notes: 62 basis points 2036 Notes: 70 basis points 2046 Notes: 75 basis points

Interest Payment Dates:
2031 Notes: February 12 and August 12 of each year, beginning on August 12, 2026
2033 Notes: June 15 and December 15 of each year, beginning on June 15, 2026
2036 Notes: February 12 and August 12 of each year, beginning on August 12, 2026
2046 Notes: February 12 and August 12 of each year, beginning on August 12, 2026

Make-Whole Call:
2031 Notes: 10 basis points (prior to January 12, 2031)
2033 Notes: 10 basis points (prior to April 15, 2033)
2036 Notes: 15 basis points (prior to November 12, 2035)
2046 Notes: 15 basis points (prior to August 12, 2045)

Par Call:	2031 Notes: On or after January 12, 2031 2033 Notes: On or after April 15, 2033 2036 Notes: On or after November 12, 2035 2046 Notes: On or after August 12, 2045

CUSIP / ISIN:	2031 Notes: 883556 DG4 / US883556DG48 2033 Notes: 883556 DH2 / US883556DH21 2036 Notes: 883556 DJ8 / US883556DJ86 2046 Notes: 883556 DK5 / US883556DK59

Trade Date:	February 9, 2026

Settlement Date:
February 12, 2026 (T+3); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the first business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors with respect to these matters.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Co-Managers:
Barclays Capital Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Loop Capital Markets LLC
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Nordea Bank Abp
AmeriVet Securities, Inc.
Drexel Hamilton, LLC
R. Seelaus & Co., LLC

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, RBC Capital Markets, LLC toll-free at 1-866-375-6829, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.